                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Administrative Committee of the
Weatherford International, Inc. 401(k) Savings Plan:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-112378, 333-53633-99 and 333-36598-99), of Weatherford
International Ltd. (the successor of Weatherford International, Inc.) of our report dated June 27, 2003, with respect to the statement of net assets available for plan benefits of Weatherford International, Inc. 401(k) Savings Plan as of December 31, 2002, which appears in the December 31, 2003 Annual Report on Form 11-K of Weatherford International, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

Houston, Texas
June 28, 2004

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